EXHIBIT 10.26



                      The Reader's Digest Association, Inc.


                          DIRECTOR COMPENSATION PROGRAM
                 (Amended and Restated as of September 18, 2002)

        As amended by Amendment No. 1, effective as of September 18, 2002


      1.    Purpose.

            The purpose of The Reader's Digest Association, Inc. Director Compensation Program (the "Program") is to attract and retain qualified individuals to serve as non-employee directors on the Board of Directors (the "Board") of The Reader's Digest Association, Inc. (the "Company"). The Program is comprised of both cash and equity components, with an emphasis on the latter so as to strengthen the non-employee directors' equity relationship with the Company and to more completely align their interests with those of the stockholders generally.

      2.    Administration.

            The Program shall be administered by the Vice President, Human Resources of the Company.

      3.    Compensation.

            a.    Stock Retainer.

                  (i) Annual Grant. In lieu of an annual cash retainer, the Company shall grant to each non-employee director who is a director as of the beginning of the calendar year, on the first trading day of each calendar year beginning with the 1999 calendar year, a number of shares of the Company's Class A Nonvoting Common Stock (the "Class A Common Stock") equal to (A) $32,000 divided by (B) the average per share closing price for Class A Common Stock over the twenty (20) trading days immediately preceding the date of grant, such number of shares to be rounded to the nearest number of fifty
(50) shares.

                  (ii) Pro-Rated Grant for Directors Beginning Service Mid-Year. The Company shall grant to each non-employee director who becomes a director during the calendar year other than during the month of December, on the first trading day of the month following the month during which such director begins service, a number of shares of Class A Common Stock equal to
(A) the Pro-Rated Stock Retainer divided by (B) the average per share closing price for Class A Common Stock over the twenty (20) trading days immediately preceding the date of grant, such number of shares to be rounded to the nearest number of fifty (50) shares. For purposes of this Section 3(a)(ii), "Pro-Rated Stock Retainer" shall mean $32,000, $24,000, $16,000 or $8,000 based on whether the grant to the non-employee director is made during the first, second, third or fourth calendar quarter, respectively.

            b.    Cash Retainer.

                  As compensation for attendance at meetings of the Board or committees thereof, each non-employee director shall receive quarterly $4,500 in cash. Each non-employee director who serves as the Chairperson of a committee of the Company's Board shall receive quarterly an additional $750 in cash. All cash compensation relating to meetings of the Board and committees thereof shall be payable at the end of each calendar quarter during which the individual served in whole or in part as a director or Chairperson, beginning with the April 1, 1998 calendar quarter.

            c.    Shares Reserved.

                  The maximum aggregate number of shares of Class A Nonvoting Common Stock of the Company reserved for issuance under the Program is 300,000 shares.

      4.    Additional Benefits.

            a. Directors Who Began Service Prior to April 1, 1998 - Retirement Benefit. Each non-employee director who began service prior to April 1, 1998 (a "Current Director") and who serves for at least five (5) years shall remain eligible to receive a retirement benefit equal to $32,000, payable in four equal installments at the end of each calendar quarter, under the non-employee director compensation program in effect immediately prior to April 1, 1998.

            b. Directors Who Begin Service After April 1, 1998 - Equity Compensation. Each non-employee director who begins service after April 1, 1998 (a "New Director") shall be entitled to receive, beginning in 1999 and in lieu of any retirement benefit, the following:

                  (i)   Stock Grant.

                        (A) Annual Stock Grant. The Company shall grant to each New Director who is a director as of the beginning of the calendar year, on the first trading day of each calendar year, a number of shares of Class A Common Stock equal to (1) $20,000 divided by (2) the average per share closing price for Class A Common Stock over the twenty (20) trading days immediately preceding the date of grant, such number of shares to be rounded to the nearest number of fifty (50) shares.

                        (B) Pro-Rated Stock Grant for Directors Beginning Service Mid-Year. The Company shall grant to each New Director who becomes a director during the calendar year other than during the month of December, on the first trading day of the month following the month during which such director begins service, a number of shares of the Class A Common Stock equal to (A) the Pro-Rated Stock Grant divided by (B) the average per share closing price for Class A Common Stock over the twenty (20) trading days immediately preceding the date of grant, such number of shares to be rounded to the nearest number of fifty (50) shares. For purposes of this Section 3(c)(ii)(A), "Pro-Rated Stock Grant" shall mean $20,000, $15,000, $10,000 or
$5,000 based on whether the grant to New Director is made during the first, second, third or fourth calendar quarter, respectively; and

                  (ii) Cash Award. Each New Director shall receive quarterly $3,000 in cash, payable at the end of each calendar quarter during which the New Director served in whole or in part.

      5.    Transition Provisions Relating to Calendar Year 1998.

            a.    First Quarter 1998.

                  In respect of the calendar quarter ending March 31, 1998, each Current Director shall receive in cash the following pro-rated amounts earned under the non-employee director compensation program existing prior to April 1, 1998: (i) a retainer of $8,000 and (ii) $1,000 for each Board or committee meeting attended during such quarter (with an additional amount of $500 payable to each committee Chairperson for each committee meeting attended during such quarter). Such amounts shall be payable as soon as practicable after March 31, 1998. Any election made by a Current Director under the Deferred Compensation Plan for Non-Employee Directors of The Reader's Digest Association, Inc. (the "Deferred Compensation Plan") relating to the annual retainer payable in respect of calendar year 1998 shall be applied to the $8,000 pro-rated retainer payment.

            b.    Second, Third and Fourth Quarters 1998.

                  In respect of the calendar quarters ending June 30, 1998, September 30, 1998 and December 31, 1998, each Current Director shall receive: (i) on April 1, 1998, in lieu of a cash retainer, a number of shares of Class A Common Stock equal to (A) $24,000 divided by (B) the average per share closing price for Class A Common Stock over the twenty (20) trading days immediately preceding April 1, 1998, such number of shares to be rounded to the nearest number of fifty (50) shares; and (ii) in lieu of meeting and committee fees, at the end of each such quarter, $4,500 in cash (with an additional amount of $750 payable to each committee Chairperson).

      6.    Expenses.

            The Company shall reimburse each non-employee director for all reasonable expenses relating to his or her attendance at meetings and otherwise in connection with his or her duties as a director.

      7.    Deferred Compensation.

            Each non-employee director may elect to defer, under the terms of the Deferred Compensation Plan, 50%, 75% or 100% of the cash retainer and cash award described in Section 3(b), Section 4(b)(ii) and Section 5(b)(ii) hereof for a designated period following his or her termination from the Board. Under the Deferred Compensation Plan, each director may chose to receive deferred amounts in either a lump sum or in annual installments. The Company shall send a deferral election form to each director before the beginning of each calendar year.

      8.    Amendment and Termination of this Program.

            This Program may be amended, modified, suspended or terminated by the Board at any time; provided, however, that no such amendment, modification, suspension or termination shall adversely effect any benefit or compensation which either is vested or accrued but unpaid as of the date of such amendment, modification, suspension or termination. The Board may, in its sole discretion, increase the amount of any compensation payable to a non-employee director pursuant to Sections 3 and 4; provided, however, that the Board may not amend or modify this Program to increase the maximum share reserve under Section 3c. without approval of the stockholders of the Company entitled to vote.

      9.    Effective Date.

            The effective date of this Program is April 1, 1998.